FOR IMMEDIATE RELEASE

FERRO DECLARES REGULAR QUARTERLY DIVIDEND

CLEVELAND, Ohio – May 1, 2006 – The Board of Directors of Ferro Corporation (NYSE: FOE) has declared a regular quarterly dividend of 14.5 cents per share of common stock. The dividend is payable on June 9, 2006 to shareholders of record on May 15, 2006.

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact David Longfellow at 216-875-7155.

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